BELOW VERSION "PRETTY" HAS FORMULAS, COPIED TO NEXT SHEET FOR
EDGARIZING, STRIPPED OUT FORMULAS & FORMATS


EXPLANATION OF TOTAL RETURN CALCULATION                              EXHIBIT 16



TOTAL RETURN FORMULA:
             P( 1 + T )n = ERV

Where:       P = a hypothetical initial payment of $1,000
             T = average annual total return
             n = number of years
             ERV = ending redeemable value


                 (a)          (b)           (c)=a-b             (d)            (e)            (f)           (g)          (h)=f-g
                           Front end      Initial Net        Number of       Dividend        Share        Backend         Ending
               Initial       Sales           Asset           shares per      Reinvest      Value end       Sales        Redeemable
               Payment       Charge          Value        Initial Payment     Shares       of Period       Charge         Value
               -------       ------          -----        ---------------     ------       ---------       ------         -----
                 ($)         ($)              ($)                                             ($)             ($)          ($)

Since inception November 4, 1997 to February 28, 1998
PDP Value Equity Class A
              1,000.00       47.50           952.50            95.25           0.23        1,037.87             0        1,037.87


Since inception November 4, 1997 to February 28, 1998
PDP Value Equity Class B
              1,000.00        -            1,000.00           100.00           0.20        1,087.17         50.00        1,037.17

Since inception November 4, 1997 to February 28, 1998
PDP Value Equity Class C
              1,000.00        -            1,000.00           100.00           0.16        1,087.76         10.00        1,077.76

Since inception November 4, 1997 to February 28, 1998
PDP Value Equity Class M
              1,000.00       35.00           965.00            96.50           0.136       1,051.40             0        1,051.40

Since inception November 20, 1997 to February 28, 1998
PDP Small Cap Value Class A
              1,000.00       47.50           952.50            95.25           0.305       1,034.86             0        1,034.86


Since inception November 20, 1997 to February 28, 1998
PDP Small Cap Value Class B
              1,000.00        -            1,000.00           100.00           0.29        1,084.13         50.00        1,034.13

Since inception November 20, 1997 to February 28, 1998
PDP Small Cap Value Class C
              1,000.00        -            1,000.00           100.00           0.26        1,083.81         10.00        1,073.81

Since inception November 20, 1997 to February 28, 1998
PDP Small Cap Value Class M
              1,000.00        35.00          965.00            96.50           0.241       1,047.71             0        1,047.71




        (i)=(h-a)/a
         Cumulative        Average
           Total            Annual
           Return           Return
           ------           ------
            (%)             (%)



           3.79%             3.79%




           3.72%             3.72%



           7.78%             7.78%



           5.14%             5.14%



           3.49%             3.49%




           3.41%             3.41%



           7.38%             7.38%



           4.77%             4.77%
